EXHIBIT 99.1

Contact: Lynn Martenstein or Greg Johnson

(305) 539-6570 or (305) 539-6153

For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD FOURTH QUARTER 2007 EARNINGS

MIAMI – January 30, 2008 – Royal Caribbean Cruises Ltd. (NYSE/OSX: RCL) today announced record net income for the fourth quarter 2007 of $70.8 million, or $0.33 per share, compared to net income of $46.6 million, or $0.22 per share, in 2006. Revenues were better than expected, driven by stronger close-in bookings, while fuel costs were higher due to rising fuel prices. Revenues for the fourth quarter 2007 increased to $1.5 billion from revenues of $1.2 billion in the fourth quarter 2006.

Net income for the full year 2007 was $603.4 million, or $2.82 per share, compared to net income of $633.9 million, or $2.94 per share, for the full year 2006. Revenues for the full year 2007 increased to $6.1 billion from revenues of $5.2 billion for the full year 2006.

“It is very gratifying to see such a strong performance, especially in light of the broader consumer and economic environment,” said Richard D. Fain, Chairman and Chief Executive Officer. “We are particularly pleased with the solid yield performance of our brands, which produced such healthy earnings despite significantly higher fuel costs.” Higher fuel prices increased operating costs by $45 million in 2007, which reduced earnings per share by $0.21.

Fain continued, “Despite pressures on consumer spending, yields for the year were consistent with our original expectations, growing 0.3% on a comparable basis (i.e. excluding Pullmantur). This is a testament to the strength and momentum of our products.”

Key metrics for the fourth quarter 2007, as compared to the fourth quarter 2006, were as follows:

•	Net Yields on a comparable basis increased 3.2%; higher than guidance of an increase in a range around 2%. Including Pullmantur, Net Yields increased 11.0%.

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Excluding fuel, Net Cruise Costs per APCD on a comparable basis increased 3.4%; higher than guidance of an increase in a range around 2%. Including Pullmantur, Net Cruise Costs per APCD increased 12.1%.

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Fuel prices increased 41% versus the fourth quarter of 2006, while fuel costs per APCD increased 19%, benefiting from energy saving initiatives and hedging. The average at-the-pump price for the quarter was $555 per metric ton versus $395 per metric ton in 2006.

•	Net Cruise Costs per APCD on a comparable basis increased 5.9%; higher than guidance of an increase in a range around 2%. Including Pullmantur, Net Cruise Costs per APCD increased 13.4%.

Outlook – 2008

The company provided the following estimates for the first quarter and full year 2008, as compared to the first quarter and full year 2007, respectively.

	First Quarter 2008	Full Year 2008
Capacity	8.8%	5.1%
Net Yields	approx. 7%	approx. 4%
Net Cruise Costs per APCD	approx. 1%	approx. 2%
Net Cruise Costs per APCD, excluding Fuel	(1%) – (2%)	1% - 2%

The company expects to have a 5.1% increase in capacity in 2008, driven primarily by a full year of Liberty of the Seas, the April delivery of Independence of the Seas, Pullmantur’s purchase of Pacific Star, and the November delivery of Celebrity Solstice.

“The early indications from the ‘wave period’ are encouraging,” said Fain. “We continue to see healthy booking volumes and improved pricing over the same time last year. Based on this improving revenue performance and our focus on controlling costs, we expect 2008 to be a year of double-digit improvement in EPS.”

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The company does not forecast fuel prices and its cost guidance for fuel is based on current “at-the-pump” prices including any hedge impacts. Fuel prices remain volatile; however, the company has taken a number of actions to reduce energy consumption and fuel expense. The company is 52% and 45% hedged for the first quarter and full year, respectively. If fuel prices for 2008 remain at today’s level, fuel costs for the first quarter 2008 would be approximately $145 million, or $492 per metric ton. The corresponding figures for the full year 2008 would be approximately $595 million, or $484 per metric ton. A 10% change in the market price of fuel would result in changes of $8 million and $35 million in fuel costs for the first quarter and full year, respectively.

	First Quarter 2008	Full Year 2008
Depreciation and Amortization	$123 to $128 Million	$525 to $545 Million
Interest Expense	$82 to $87 Million	$340 to $360 Million
Earnings Per Share	$0.30 to $0.35	$3.20 to $3.40

Based on these estimates, and assuming that fuel prices remain at today’s level, the company expects its first quarter 2008 earnings per share to be $0.30 to $0.35, and expects full year 2008 earnings per share to be $3.20 to $3.40.

As of December 31, 2007, liquidity was $1.4 billion, comprising $0.2 billion in cash and cash equivalents and $1.2 billion in available credit on the company’s unsecured revolving credit facility.

Based on current ship orders, projected capital expenditures for 2008, 2009, 2010, and 2011, are estimated to be $1.9 billion, $2.0 billion, $2.2 billion, and $1.0 billion, respectively. Projected capacity increases for the same four years are estimated at 5.1%, 9.3%, 11.4%, and 6.4%, respectively.

The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

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Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

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Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur Cruises, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 35 ships in service and seven under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com , www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com .

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Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com .

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Passenger ticket revenues	$1,066,799	$831,721	$4,427,384	$3,838,648
Onboard and other revenues	424,296	321,494	1,721,755	1,390,936
Total revenues	1,491,095	1,153,215	6,149,139	5,229,584
Cruise operating expenses
Commissions, transportation and other	279,237	197,470	1,124,022	917,929
Onboard and other	88,845	63,272	405,637	331,218
Payroll and related	151,395	131,075	584,081	501,874
Food	86,952	72,706	322,996	278,604
Fuel	161,959	119,880	546,029	480,187
Other operating	257,196	165,955	998,933	739,817
Total cruise operating expenses	1,025,584	750,358	3,981,698	3,249,629
Marketing, selling and administrative expenses	204,492	181,183	783,040	699,864
Depreciation and amortization expenses	123,045	108,132	483,066	421,645
Operating Income	137,974	113,542	901,335	858,446

Other income (expense)
Interest income	3,370	3,451	20,025	15,238
Interest expense, net of interest capitalized	(82,518)	(71,727)	(333,784)	(267,861)
Other income	12,008	1,358	15,829	28,099
	(67,140)	(66,918)	(297,930)	(224,524)
Net Income	$70,834	$46,624	$603,405	$633,922

Earnings Per Share:
Basic	$0.33	$0.22	$2.84	$3.01
Diluted	$0.33	$0.22	$2.82	$2.94

Weighted-Average Shares Outstanding:
Basic	213,129	212,078	212,784	210,703
Diluted	214,477	213,743	214,255	221,485

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Occupancy	103.8%	104.3%	105.7%	106.5%

Passenger Cruise Days	6,882,776	6,099,721	26,594,515	23,849,606

APCD	6,628,881	5,849,048	25,155,768	22,392,478

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 230,784	$ 104,520
Trade and other receivables, net	313,640	185,886
Inventories	96,813	76,969
Prepaid expenses and other assets	351,554	134,529
Total current assets	992,791	501,904
Property and equipment, net	12,253,784	11,429,106
Goodwill	797,791	721,514
Other assets	937,915	740,564
	$ 14,982,281	$ 13,393,088

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$ 351,725	$ 373,422
Accounts payable	222,895	193,794
Accrued expenses and other liabilities	680,316	408,209
Customer deposits	1,084,359	896,943
Total current liabilities	2,339,295	1,872,368
Long-term debt	5,346,547	5,040,322
Other long-term liabilities	539,096	388,823

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding, December 31, 2007 and December 31, 2006)	-	-

Common stock ($0.01 par value; 500,000,000 shares authorized; 223,509,136 and 222,489,872 shares issued, December 31, 2007 and December 31, 2006, respectively)

	2,236	2,225
Paid-in capital	2,942,934	2,904,041
Retained earnings	4,114,877	3,639,211
Accumulated other comprehensive income (loss)	120,955	(30,802)
Treasury stock (11,026,271 and 10,985,927 common shares at cost, December 31, 2007 and December 31, 2006, respectively)
	(423,659)	(423,100)
Total shareholders' equity	6,757,343	6,091,575
	$ 14,982,281	$ 13,393,088

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2007	2006
	(unaudited)
Operating Activities
Net income	$ 603,405	$ 633,922
Adjustments:
Depreciation and amortization	483,066	421,645
Accretion of original issue discount on debt	1,810	17,902
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(122,682)	(38,855)
Increase in inventories	(19,424)	(7,441)
(Increase) decrease in prepaid expenses and other assets	(37,650)	707
Increase (decrease) in accounts payable	23,398	(29,671)
Increase in accrued expenses and other liabilities	150,195	21,815
Increase in customer deposits	184,713	9,724
Accreted interest paid on LYONs repurchase	-	(121,199)
Other, net	1,863	39,957
Net cash provided by operating activities	1,268,694	948,506

Investing Activities
Purchases of property and equipment	(1,317,381)	(1,180,579)
Purchase of notes from TUI Travel PLC (formerly First Choice Holidays PLC)	-	(100,000)
Repayment of notes from TUI Travel PLC	100,000	-
Purchase of Pullmantur, net of cash acquired	-	(553,312)
Other, net	46,823	(15,187)
Net cash used in investing activities	(1,170,558)	(1,849,078)

Financing Activities
Proceeds from issuance of debt	1,934,979	2,933,915
Debt issuance costs	(10,146)	(10,004)
Repayments of debt	(1,805,798)	(1,785,773)
Dividends	(98,298)	(124,460)
Proceeds from exercise of common stock options	19,632	23,026
Purchases of treasury stock	-	(164,582)
Other, net	(3,758)	7,585
Net cash provided by financing activities	36,611	879,707

Effect of exchange rate changes on cash	(8,483)	-

Net increase (decrease) in cash and cash equivalents	126,264	(20,865)
Cash and cash equivalents at beginning of period	104,520	125,385
Cash and cash equivalents at end of period	$ 230,784	$ 104,520

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$ 285,206	$ 376,817

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Passenger ticket revenues	$1,066,799	$831,721	$4,427,384	$3,838,648
Onboard and other revenues	424,296	321,494	1,721,755	1,390,936
Total revenues	1,491,095	1,153,215	6,149,139	5,229,584
Less:
Commissions, transportation and other	279,237	197,470	1,124,022	917,929
Onboard and other	88,845	63,272	405,637	331,218
Net revenues	$1,123,013	$892,473	$4,619,480	$3,980,437

APCD	6,628,881	5,849,048	25,155,768	22,392,478
Gross Yields	$224.94	$197.16	$244.44	$233.54
Net Yields	$169.41	$152.58	$183.64	$177.76

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Total cruise operating expenses	$1,025,584	$750,358	$3,981,698	$3,249,629
Marketing, selling and administrative expenses	204,492	181,183	783,040	699,864
Gross Cruise Costs	1,230,076	931,541	4,764,738	3,949,493
Less:
Commissions, transportation and other	279,237	197,470	1,124,022	917,929
Onboard and other	88,845	63,272	405,637	331,218
Net Cruise Costs	$861,994	$670,799	$3,235,079	$2,700,346

APCD	6,628,881	5,849,048	25,155,768	22,392,478
Gross Cruise Costs per APCD	$185.56	$159.26	189.41	$176.38
Net Cruise Costs per APCD	$130.04	$114.69	$128.60	$120.59

Net Debt-to-Capital was calculated as follows (in thousands):

	As of
	December 31
	2007	2006
Long-term debt, net of current portion	$5,346,547	$5,040,322
Current portion of long-term debt	351,725	373,422
Total debt	5,698,272	5,413,744
Less: Cash and cash equivalents	230,784	104,520
Net Debt	$5,467,488	$5,309,224

Total shareholders' equity	$6,757,343	$6,091,575
Total debt	5,698,272	5,413,744
Total debt and shareholders' equity	12,455,615	11,505,319
Debt-to-Capital	45.7%	47.1%
Net Debt	5,467,488	5,309,224
Net Debt and shareholders' equity	$12,224,831	$11,400,799
Net Debt-to-Capital	44.7%	46.6%

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